Filed pursuant to Rule 424(b)(3)
SEC File No. 333-258223

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 10, 2021)

ironSource Ltd.

133,254,045 CLASS A ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-258223). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on ironSource’s second quarter 2021 financial results, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol “IS.” On August 23, 2021, the closing price for our Class A ordinary shares on the New York Stock Exchange was $9.01 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 30 of this Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2021.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$706,797	$200,672
Short-term deposits	—	17,627
Accounts receivable, net of allowances of $793 and $724 as of June 30, 2021 and December 31, 2020, respectively	186,844	151,503
Other current assets	35,654	15,711

Total current assets	929,295	385,513
Long-term restricted cash	2,881	2,415
Deferred tax assets	3,412	161
Operating lease right-of-use asset	33,571	36,780
Property, equipment and software, net	24,646	23,077
Investment in equity securities	20,000	—
Goodwill	205,842	79,156
Intangible assets, net	31,344	8,084
Other non-current assets	4,782	650

Total assets	$1,255,773	$535,836

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	June 30,	December 31,
	2021	2020
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$178,884	$155,476
Current maturities of long-term loan	—	9,725
Operating lease liabilities	7,334	7,429
Other current liabilities	31,771	34,034

Total current liabilities	217,989	206,664
Long-term loan, net of current maturities	—	74,684
Deferred tax liabilities	1,037	2,521
Long-term operating lease liabilities	29,969	32,241
Other non-current liabilities	1,761	280

Total liabilities	250,756	316,390

Commitments and contingencies
Shareholders’ equity:
Class A ordinary share, no par value; 10,000,000,000 shares authorized at June 30, 2021 and December 31, 2020; 627,508,621 and 320,133,022 issued and outstanding at June 30, 2021 and December 31, 2020, respectively(1)	—	—
Class B ordinary share, no par value; 1,500,000,000 shares authorized at June 30, 2021 and December 31, 2020; 385,108,621 and 320,133,022 issued and outstanding at June 30, 2021 and December 31, 2020, respectively(1)	—	—
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at December 31, 2020	—	72
Treasury shares, at cost, 6,745,955 Class A ordinary shares held at June 30, 2021	(67,460)	—
Additional paid-in capital(1)	985,106	152,251
Retained earnings	87,371	67,123

Total shareholders’ equity	1,005,017	219,446

Total liabilities and shareholders’ equity	$1,255,773	$535,836

(1)

Per share amounts have been adjusted, on a retroactive basis, for all periods presented, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$135,036	$73,958	$254,749	$135,164
Cost of revenue	22,765	13,556	42,905	25,103

Gross profit	112,271	60,402	211,844	110,061

Operating expenses:
Research and development	23,161	11,471	43,571	21,600
Sales and marketing	52,181	28,239	100,902	47,411
General and administrative	20,686	6,781	36,233	13,483

Total operating expenses	96,028	46,491	180,706	82,494

Income from operations	16,243	13,911	31,138	27,567
Financial expenses, net	977	1,204	2,006	2,176

Income from continuing operations before income taxes	15,266	12,707	29,132	25,391
Income taxes	5,262	1,994	8,884	3,788

Income from continuing operations, net of income taxes	10,004	10,713	20,248	21,603
Income from discontinued operations, net of income taxes	—	12,487	—	24,788

Net income	$10,004	$23,200	$20,248	$46,391

Basic net income per ordinary share:(1)
Continuing operations	0.01	0.01	0.02	0.02
Discontinued operations	—	0.01	—	0.03

Basic net income per ordinary share	$0.01	$0.02	$0.02	$0.05

Weighted-average ordinary shares outstanding—basic	658,950,556	636,188,253	652,122,890	635,000,653

Diluted net income per ordinary share:(1)
Continuing operations	0.01	0.01	0.02	0.02
Discontinued operations	—	0.01	—	0.03

Diluted net income per ordinary share	$0.01	$0.02	$0.02	$0.05

Weighted-average ordinary shares outstanding—diluted	746,974,212	681,273,631	729,329,729	674,803,455

(1)

Per share amounts have been adjusted, on a retroactive basis, for all periods presented, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three months Ended June 30,		Six months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Cash flows from operating Activities
Net income from continuing operations	$10,004	$10,713	$20,248	$21,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,874	4,138	11,217	8,139
Share-based compensation expenses	20,664	2,509	37,474	5,341
Non-cash lease expense	615	(369)	842	(10)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,107	(723)	(139)	448
Interest accrued and other financial expenses	521	(22)	628	108
Deferred income taxes, net	99	(413)	(728)	(695)
Changes in operating assets and liabilities:
Accounts receivable	(38,015)	(8,411)	(38,866)	(5,263)
Other current assets	(3,894)	3,700	(18,644)	1,780
Other non-current assets	(4,740)	(1,563)	(8,037)	(1,542)
Accounts payable	27,025	4	20,368	2,935
Other current liabilities	(7,404)	5,604	(1,553)	(416)
Other long-term liabilities	438	34	1,481	42

Net cash provided by continuing operating activities	12,294	15,201	24,291	32,470
Net cash provided by (used in) discontinued operating activities	—	14,487	(5,168)	30,974

Net cash provided by operating activities	12,294	29,688	19,123	63,444

Cash flows from investing activities
Purchase of property, plant and equipment	(287)	(291)	(760)	(831)
Capitalized software development costs	(2,587)	(2,836)	(5,602)	(5,765)
Purchase of intangible assets	—	—	(1,950)	—
Acquisitions, net of cash acquired	—	—	(90,184)	—
Purchase of equity investment	(20,000)	—	(20,000)	—
Investments in short-term deposits	—	—	—	(5,000)
Maturities of short-term deposits	—	—	17,590	8,100

Net cash used in continuing investing activities	(22,874)	(3,127)	(100,906)	(3,496)
Net cash used in discontinued investing activities	—	(1,488)	—	(2,940)

Net cash used in investing activities	(22,874)	(4,615)	(100,906)	(6,436)

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

(Unaudited)

	Three months Ended June 30,		Six months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Cash flows from financing activities
Repayment of long-term loan	(82,500)	(1,250)	(85,000)	(2,500)
Proceeds from Recapitalization transaction, net	673,953		672,893	—
Exercise of options	45	272	342	661

Net cash provided (used in) continuing financing activities	591,498	(978)	588,235	(1,839)
Net cash provided (used in) discontinued financing activities	—	—	—	—

Net cash provided (used in) financing activities	591,498	(978)	588,235	(1,839)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,107)	723	139	(448)
Net change in cash and cash equivalents and restricted cash	580,918	24,095	506,452	55,169
Cash and cash equivalents and restricted cash at beginning of the period	129,867	121,122	203,087	91,219

Cash and cash equivalents and restricted cash at end of the period	$709,678	$145,940	$709,678	$145,940